To:	United States Securities and Exchange Commission
Re:	Tahoe Resources Inc. (the "Registrant") Registration Statement on Form S-8 Consent of Expert

This consent is provided in connection with the Registrant's registration statement on Form S-8 to be filed by the Registrant with the United States Securities and Exchange Commission and any amendments thereto (the "Registration Statement"). The Registration Statement incorporates by reference, among other things, the Registrant's Annual Information Form for the year ended December 31, 2011 (the "Annual Information Form").

I, Greg Kulla, P.Geo of AMEC Mining and Metals Consulting Services, 111 Dunsmuir Street, Vancouver, BC, hereby consent to:

  the use of my name in connection with my involvement in the preparation of the technical report entitled Tahoe Resources Inc. Escobal Project, Guatemala and dated April 30, 2010 (the "The Technical Report"); and

  references to the Technical Report, or portions thereof, in the Annual Information Form.

Dated the 5th day of June, 2012

/s/ Greg Kulla Greg Kulla, P. Geo